Exhibit 99.2

[AMERICAN TOWER LOGO]

FOR IMMEDIATE RELEASE

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION REPORTS SECOND QUARTER RESULTS

•	Same tower revenue and same tower cash flow growth of 12% and 19%, respectively
•	Adjusted EBITDA increased to $96.2 million and adjusted EBITDA margin improved to 54.0%
•	Free cash flow of $14.2 million
•	Income from operations of $3.8 million and net loss of $107.7 million

Boston, Massachusetts – July 24, 2003 – American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended June 30, 2003.

For the three months ended June 30, 2003, rental and management segment revenues increased to $151.9 million from $132.0 million for the same period in 2002. Total revenues increased to $178.2 million for the three months ended June 30, 2003, from $165.8 million for the same period in 2002. Loss from continuing operations increased to $81.0 million, or $0.40 per share, for the three months ended June 30, 2003 from $67.7 million, or $0.35 per share, for the same period in 2002. Net loss increased to $107.7 million, or $0.53 per share, for the three months ended June 30, 2003 from $101.2 million, or $0.52 per share, for the same period in 2002. Loss from continuing operations and net loss for the three months ended June 30, 2003 include a non-cash charge of $35.8 million or $0.18 per share related to several convertible note exchanges.

Adjusted EBITDA (“income (loss) from operations before depreciation and amortization and impairments and net loss (gain) on sale of long-lived assets plus interest income, TV Azteca, net”) increased to $96.2 million for the three months ended June 30, 2003 from $72.9 million for the same period in 2002. Rental and management segment operating profit (“rental and management revenue less rental and management operating expenses plus interest income, TV Azteca, net”) increased to $101.2 million for the three months ended June 30, 2003 from $78.4 million for the same period in 2002. The Company generated free cash flow (“adjusted EBITDA less interest expense and capital expenditures incurred, excluding acquisitions and divestitures”) of $14.2 million for the three months ended June 30, 2003.

During the second quarter 2003, the Company also committed to sell its steel fabrication and tall tower construction service subsidiary, Kline Iron & Steel Co., Inc. As a result of its intention to sell Kline Iron & Steel Co. Inc. within the next twelve months, the Company has designated Kline Iron & Steel Co. Inc. as discontinued operations for the second quarter 2003, six months ended 2003 and for comparative periods shown for 2002, in accordance with generally accepted accounting principles. Accordingly, services revenue and services segment operating profit were reduced by $10.7 million and $0.2 million, respectively, for the second quarter 2003 and by $24.5 million and $2.0 million, respectively, for the same period in the prior year.

Steve Dodge, American Tower’s Chairman and Chief Executive Officer, stated, “Solid organic revenue growth from towers of 12%, coupled with tight spending controls keyed strong margin expansion and significant gains in sequential quarterly adjusted EBITDA and free cash flow. We see these patterns continuing through this year and beyond.

While our customers are also focused on delivering free cash flow, the demands on their networks are increasing, so the deployment of coverage and capacity sites continues. As the correlation between network quality and financial performance grows stronger, and as certain companies effectively promote

(Continued)

perceived network advantages, we believe the motivation to invest in new sites and site upgrades will intensify.

It has been particularly satisfying for me to observe the work of our managers, who keep delivering on a range of initiatives, both operational and financial. The gains we have experienced each quarter are taking on an aspect of consistency and predictability, which bodes well for our future, and for which our managers deserve much credit.”

Operating Highlights

Organic same tower revenue and same tower cash flow growth on the 13,534 North American towers owned as of the beginning of the second quarter 2002 and the end of the second quarter 2003 was 12% and 19%, respectively, for the three months ended June 30, 2003 as compared to the three months ended June 30, 2002.

Rental and management segment operating profit increased 29% to $101.2 million for the three months ended June 30, 2003, from $78.4 million for the same period in 2002. Rental and management segment operating profit margins improved to 66.6% for the three months ended June 30, 2003, from 59.4% in the same period in 2002.

Adjusted EBITDA increased to $96.2 million for the three months ended June 30, 2003, from $72.9 million for the same period in 2002. Adjusted EBITDA margin improved to 54.0% for the three months ended June 30, 2003, from 43.9% in the same period in 2002.

Free cash flow of $14.2 million was generated in the second quarter 2003, which includes a deduction of approximately $20.3 million for non-cash interest expense from the accretion of our discount notes and amortization of deferred financing costs. (Excluding the $20.3 million of non-cash interest expense would result in free cash flow of $34.4 million.)

Asset Transactions

During the second quarter 2003, the Company closed on $21.3 million of divestitures, consisting of $5.2 million of cash proceeds and the elimination of $16.1 million of long-term debt. Divestitures during the second quarter 2003 included certain non-core tower assets and an office building, recorded as discontinued operation in the first quarter, within our rental and management segment.

As stated above, the Company intends to sell Kline Iron & Steel Co. Inc. in the next twelve months. Accordingly, the Company has adjusted its June 30, 2003 and 2002 financial statements, as well as its 2003 Outlook, to reflect this services business as discontinued operations. The Company has recognized a $14.0 million impairment in the value of this subsidiary in the current period, resulting in a carrying value as of June 30, 2003 of $16.4 million, which is included on our balance sheet as net assets and liabilities held for sale. The Company has also recognized an additional $12.0 million impairment in the value of its Verestar subsidiary, thus reducing its carrying value to $0. The Company anticipates that it may receive in excess of $30 million of proceeds from the sale of additional non-core assets in the remainder of 2003, including the potential proceeds from the sale of Kline Iron & Steel Co. Inc.

The Company has closed approximately $67.1 million of the $100 million NII Holdings Inc. tower acquisition, as of the end of the second quarter 2003, including approximately $10.6 million in the second quarter 2003. The Company expects to close the remaining $32.9 million of the NII Holdings Inc. acquisition in stages throughout the remainder of 2003.

In June 2003, the Company filed an income tax refund claim with the Internal Revenue Service relating to net operating losses generated by the Company in 1998, 1999 and 2001. The Company plans to file a similar claim in September 2003, with respect to net operating losses generated in 2002. The Company anticipates receiving approximately $90 million as a result of these claims, which will monetize a portion of the Company’s deferred tax asset. The Company estimates receipt of this amount within one to three years of the dates the claims were filed with the IRS.

(Continued)

Financing Highlights

As of June 30, 2003, the Company had $300.5 million in cash and cash equivalents, including $192.9 million of restricted cash and investments. As of June 30, 2003, the Company had the ability to draw $237.8 million of its revolving loan, which represents the undrawn and available portion of that loan. Combined with cash on hand as of June 30, 2003, the Company had a total of $538.3 million in total liquidity (which includes $192.9 million of restricted cash and investments).

During the second quarter 2003, the Company repaid or eliminated a total of $103.2 million of debt, consisting of $70.7 million of accreted value of its 2.25% convertible notes, $18.9 million of mortgages and other debt, and $13.6 million of scheduled payments on its senior secured credit facilities. To date, the Company has paid $27.2 million of scheduled payments and $224.5 million of prepayments on its senior secured credit facilities.

During the second quarter 2003 and excluding previously announced transactions, the Company exchanged approximately $22.0 million of principal value (approximately $17.4 million accreted value) of its 2.25% convertible notes for approximately 1.2 million shares of its Class A common stock and $6.4 million in cash. The Company recorded a non-cash charge of $6.8 million associated with these additional transactions for a total of $35.8 million in non-cash charges including previously announced transactions in the second quarter 2003. During the six months ended June 30, 2003, the Company exchanged approximately $93.5 million of principal value (approximately $73.9 million accreted value) of the 2.25% convertible notes for approximately 8.4 million shares of its Class A common stock and $24.8 million in cash.

As of June 30, 2003, the accreted value of the remaining 2.25% convertible notes that may be put to the Company on October 22, 2003 was $140.1 million. The Company had $192.9 million of restricted cash and investments, as of June 30, 2003, that may be used to retire the remaining 2.25% convertible notes. Restricted cash and investments in excess of the accreted value of the remaining 2.25% convertible notes may be used to retire the Company’s other senior and convertible notes.

Quarterly and Full Year 2003 Outlook

On page 9 of this release, the Company has provided its 2003 outlook on a full year and quarterly basis for each of its two operating segments.

The Company anticipates a solid lease-up environment for its existing towers for the remainder of 2003 and maintains its expectation for sequential organic revenue growth rates of 10% to 14%. The Company has adjusted its rental and management outlook to reflect second quarter 2003 actual results and the lower than anticipated level of new tower development and closings of the NII Holdings, Inc. acquisition.

The Company has adjusted its full year 2003 services revenue outlook to $89 million to $106 million and full year 2003 services segment operating profit outlook to $6 million to $10 million to reflect the discontinued operations of its steel fabrication and tall tower construction service subsidiary, Kline Iron & Steel Co., Inc., and current business conditions.

The Company has adjusted its expectation for full year 2003 total capital expenditures incurred to between $48 million and $56 million. Rental and Management capital expenditures incurred are expected to range from $39 million to $46 million, including $22 million to $24 million for constructing approximately 100 new wireless towers, and approximately $17 to $22 million for tower maintenance and augmentation. Services and corporate capital expenditures incurred are expected to range from $4 million to $5 million and Verestar capital expenditures incurred are expected to be approximately $5 million.

Conference Call Information

American Tower will host a conference call today at 11:00 a.m. Eastern to discuss quarterly results and the Company’s outlook for quarterly 2003 and full year 2003. The call will be hosted by Brad Singer, Chief Financial Officer, who will be joined by Steve Dodge, Chief Executive Officer, Jim Taiclet, President, and other executive officers. The dial-in numbers are US/Canada: 800-230-1766, international: 612-332-0107, no access codes required. A replay of the call will be available from 2:30 p.m. Eastern

(Continued)

Thursday, July 24, 2003 until 11:59 p.m. Eastern Thursday, July 31, 2003. The replay dial-in numbers are US: 800-475-6701, and international: 320-365-3844, access code 690513. American Tower will also sponsor a live simulcast of the call on its web site, http://investor.americantower.com. A replay of the call will be available on the web site shortly after the conclusion of the call.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 15,000 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. Of the 15,000 sites, approximately 14,000 are owned or leased towers and approximately 1,000 are managed and lease/sublease sites. For more information about American Tower Corporation, please visit our web sites www.americantower.com.

About Adjusted EBITDA, Same Tower Cash Flow, Free Cash Flow and Adjusted EBITDA Margin

We do not consider adjusted EBITDA, same tower cash flow, free cash flow, and adjusted EBITDA margin as substitutes for other measures of profitability or liquidity determined in accordance with generally accepted accounting principles (GAAP) in the United States, such as operating income or cash flows from operating activities. Adjusted EBITDA, same tower cash flow, free cash flow, and adjusted EBITDA margin are not calculated in accordance with GAAP; however, we have included them in this release as additional information because they are commonly used in the communications site industry as a measure of a company’s operating performance. More specifically, we believe they can assist in comparing company performances on a consistent basis without regard to depreciation and amortization. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. Notwithstanding the foregoing, our measure of adjusted EBITDA, same tower cash flow, free cash flow, and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies. Reconciliations of these measures to GAAP are included on page 10 of this release. Our results under GAAP are set forth in the financial statements attached on pages 5-7 of this release.

This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, the future divestiture of Kline Iron & Steel Co. Inc. and its financial impact on the Company, our anticipated income tax refund claim, our revised quarterly and full year 2003 Outlook, and planned future asset sales. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a decrease in demand for tower space, which would materially and adversely affect our operating results; (2) continuation of the current U.S. economic slowdown, which could materially and adversely affect our business; (3) our substantial leverage and debt service obligations may adversely affect our operating results by restricting our ability to allocate capital to income producing assets; (4) restrictive covenants in our credit facilities and our senior and discount notes could adversely affect our business by further limiting our flexibility; (5) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, our revenue and our ability to generate positive cash flows could be adversely affected; (6) due to the long-term expectations of revenue from tenant leases, we are dependent on the creditworthiness of our tenants; (7) if we issue a significant amount of equity securities, the trading price for our shares of Class A Common Stock could be adversely affected; (8) operations in foreign countries could lead to expropriations, government regulations, funds inaccessibility, foreign exchange exposure and management problems; (9) new technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues; (10) our inability to complete our planned asset sales or realize the amount of proceeds we currently expect from such sales; and (11) if we are unsuccessful in realizing our anticipated income tax refund claim. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information under the caption entitled “Business Factors That May Affect Future Results” in our Form 10-Q for the quarter ended March 31, 2003, which we incorporate herein by reference. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

American Tower Corporation 116 Huntington Avenue Boston, Massachusetts 02116 (617) 375-7500 FAX (617) 375-7575 www.americantower.com

UNAUDITED CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
REVENUES:
Rental and management	$151,916	$132,017	$298,378	$258,618
Network development services	26,306	33,820	44,769	70,805

Total operating revenues	178,222	165,837	343,147	329,423

OPERATING EXPENSES:
Rental and management	54,205	57,062	108,901	114,013
Network development services	24,421	28,921	42,542	62,337
Depreciation and amortization	80,770	79,804	161,150	154,439
Corporate general and administrative expense	5,962	6,474	11,997	13,303
Restructuring expense		2,952		5,774
Development expense	1,003	1,027	1,616	3,467
Impairments and net loss on sale of long-lived assets	8,036	5,017	11,732	1,311

Total operating expenses	174,397	181,257	337,938	354,644

INCOME (LOSS) FROM OPERATIONS	3,825	(15,420)	5,209	(25,221)

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net	3,528	3,471	7,030	6,900
Interest income	1,930	774	2,856	1,811
Interest expense	(71,201)	(65,537)	(142,943)	(129,307)
Loss on investments and other expense	(402)	(17,808)	(25,599)	(19,355)
Loss from write-off of deferred financing fees and extinguishment of debt			(5,841)	(8,869)
Note conversion expense (A)	(35,832)		(38,482)
Minority interest in net earnings of subsidiaries	(793)	(491)	(1,363)	(734)

Total other expense	(102,770)	(79,591)	(204,342)	(149,554)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(98,945)	(95,011)	(199,133)	(174,775)
INCOME TAX BENEFIT	17,985	27,312	37,493	50,027

LOSS FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(80,960)	(67,699)	(161,640)	(124,748)

LOSS FROM DISCONTINUED OPERATIONS, NET (B)	(26,755)	(33,469)	(37,698)	(48,192)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(107,715)	(101,168)	(199,338)	(172,940)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF INCOME TAX BENEFIT OF $14,438 (C)				(562,618)

NET LOSS	$(107,715)	$(101,168)	$(199,338)	$(735,558)

BASIC AND DILUTED NET LOSS PER COMMON SHARE AMOUNTS
Loss from continuing operations before cumulative
effect of change in accounting principle	$(0.40)	$(0.35)	$(0.81)	$(0.64)
Discontinued operations	(0.13)	(0.17)	(0.19)	(0.25)
Cumulative effect of change in accounting principle				(2.88)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.53)	$(0.52)	$(1.00)	$(3.77)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	202,913	195,361	199,328	195,322

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

(A)	Note conversion expense represents the fair value of incremental stock issued to the Company’s 2.25% noteholders to convert their holdings prior to the first scheduled redemption date of October 2003.

(B)	During the three months ended June 2003, the Company committed to the disposal through sale of its wholly owned subsidiary Kline Iron & Steel Co. Inc. (Kline) The total revenue and segment operating profit for Kline for the three months ended June 30, 2003 and 2002 were approximately $10.7 million and $0.2 million and $24.5 million and $2.0 million, respectively. Total revenue and segment operating profit for Kline for the six months ended June 30, 2003 and 2002 were approximately $22.9 million and $1.0 million and $47.5 million and $3.9 million, respectively. The above statements of operations have been adjusted to reflect the results of these operations, as well as those from our wholly owned subsidiary Verestar, Inc., as discontinued operations.

(C)	Effective January 1, 2002, the Company adopted SFAS No. 142 “Goodwill and Intangible Assets” and recognized a $562.6 million charge (net of a tax benefit of $14.4 million) as the cumulative effect of a change in accounting principle related to the write-down of goodwill to its fair value.

(Continued)

UNAUDITED CONDENSED

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$107,597	$127,292
Restricted cash and investments	192,885
Accounts receivable, net	57,904	68,421
Other current assets	73,237	85,697
Assets held for sale	153,521	303,702

Total current assets	585,144	585,112

Property and equipment, net	2,634,575	2,696,985
Goodwill and other intangible assets, net	1,688,912	1,734,679
Deferred income taxes	411,920	383,431
Other long-term assets	255,701	261,996

Total	$5,576,252	$5,662,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$92,422	$113,832
Accrued interest	59,479	63,611
Convertible notes, net—2.25%	140,123	210,899
Current portion of long-term obligations (excluding 2.25% convertible notes)	94,123	58,982
Other current liabilities	36,663	38,739
Liabilities held for sale	138,508	200,215

Total current liabilities	561,318	686,278

Long-term obligations	3,282,589	3,178,656
Other long-term liabilities	29,822	41,379

Total liabilities	3,873,729	3,906,313

Minority interest in subsidiaries	16,717	15,567

STOCKHOLDERS’ EQUITY:
Class A Common Stock	1,947	1,856
Class B Common Stock	77	79
Class C Common Stock	23	23
Additional paid-in capital	3,782,193	3,642,019
Accumulated deficit	(2,086,368)	(1,887,030)
Accumulated other comprehensive loss	(980)	(5,564)
Note receivable	(6,720)	(6,720)
Treasury stock	(4,366)	(4,340)

Total stockholders’ equity	1,685,806	1,740,323

Total	$5,576,252	$5,662,203

(Continued)

UNAUDITED CONDENSED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2003	2002
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net loss	$(199,338)	$(735,558)
Cumulative effect of change in accounting principle, net		562,618
Other non-cash items reflected in statement of operations	265,104	187,771
Decrease in assets	7,558	27,467
Decrease in liabilities	(22,737)	(9,826)

Cash provided by operating activities	50,587	32,472

CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(32,691)	(131,265)
Payments for acquisitions	(41,096)	(21,651)
Proceeds from sale of businesses and other long-term assets	77,317	20,029
Deposits, investments and other long-term assets	635	(10,735)

Cash provided by (used for) investing activities	4,165	(143,622)

CASH FLOWS (USED FOR) PROVIDED BY FINANCING ACTIVITIES:
Borrowings under credit facilities		160,000
Proceeds from senior subordinated notes and warrants offering	419,884
Repayment of long-term obligations	(256,953)	(102,848)
Repayment of 2.25% convertible notes	(24,846)
Restricted cash and investments	(192,885)	46,601
Deferred financing costs and other	(19,647)	910

Cash (used for) provided by financing activities	(74,447)	104,663

NET DECREASE IN CASH AND CASH EQUIVALENTS	(19,695)	(6,487)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	127,292	35,958

CASH AND CASH EQUIVALENTS, END OF PERIOD	$107,597	$29,471

CASH PAID FOR INCOME TAXES	$1,158	$425

CASH PAID FOR INTEREST	$118,267	$126,118

UNAUDITED SUPPLEMENTAL INFORMATION

SELECTED CAPITAL EXPENDITURE DETAIL	Three Months Ended
(in millions)	June 30, 2003
CAPITAL EXPENDITURES INCURRED
Wireless tower construction	$4
Broadcast tower construction	0
Maintenance/Improvements	5
Land	0
Services	0
Verestar	1
Corporate	1

Total capital expenditures incurred	$11

SELECTED INTEREST EXPENSE DETAIL	Three Months Ended
(in millions)	June 30, 2003
Credit facilities	$14
12.25% Senior subordinated discount notes, due 2008	13
Discount amortization of $0.01 warrants expiring 2008	2
9.375% Senior notes, due 2009	23
Convertible notes, due 2009 and 2010	11
Hedging instruments	2
Deferred financing amortization	4
Other	2

Total interest expense incurred	$71

SELECTED BALANCE SHEET DETAIL	June 30,
(in millions)	2003
LIQUIDITY
Cash and cash equivalents	$108
Restricted cash and investments	193

Total cash and cash equivalents	$300

Available borrowings (a)	238

Total liquidity	$538

LONG TERM OBLIGATIONS BREAKOUT, INCLUDING CURRENT PORTION
Revolving line of credit	$157
Term loan A	686
Term loan B	415
12.25% Senior subordinated discount notes, due 2008	393
9.375% Senior notes, due 2009	1,000
6.25% Convertible notes, due 2009	213
2.25% Discounted convertible notes, due 2009	140
5.00% Convertible notes, due 2010	450
Capital leases	46
Other	17

Total long term obligations	$3,517

Net debt (Total long term obligations less total cash and cash equivalents)	$3,217

SHARES OUTSTANDING (in millions)	204.7

SELECTED TOWER PORTFOLIO DETAIL			Three Months Ended
			June 30, 2003
Same tower revenue growth (b)			12%
Same tower cash flow growth (b)			19%
ACTIVE TOWER COUNTS	Owned Wireless Towers	Broadcast Towers	Managed or Lease/Sublease	Total
Beginning Balance, 4/1/03	13,427	335	972	14,734
New Construction	14			14
Acquisitions	61			61
Reductions	(38)	(1)		(39)

Ending Balance, 6/30/03	13,464	334	972	14,770

(a)	Available borrowings under Revolving Loan based on most restrictive covenant as of 6/30/03, adjusted for outstanding letters of credit of $27.2 million.
(b)	Same tower revenue and cash flow growth include U.S., Mexico and Brazil owned wireless and broadcast towers.

8

American Tower Corporation Financial Summary

July 24, 2003

(In millions, except per share data)

QUARTERLY AND FULL YEAR 2003 OUTLOOK

The following estimates are based on a number of assumptions that management believes to be reasonable, and reflect the Company's expectations as of July 24, 2003. Company outlook is based on assumptions about the number of new builds constructed, tenant lease-up and the timing of tower closings. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information.

"Segment operating profit" is defined as segment revenues less segment operating expenses before depreciation and amortization, development expense, restructuring expense, corporate general and administrative expense, and impairments and net loss on sale of long-lived assets. Segment operating profit for rental and management includes interest income TV Azteca, net.

"Adjusted EBITDA" is defined as income (loss) from operations before depreciation and amortization and impairments and net loss (gain) on sale of long-lived assets, plus interest income, TV Azteca, net.

	Q3 2003			Q4 2003			Full Year 2003
	Outlook Ranges			Outlook Ranges			Outlook Ranges
Rental and management revenue	$157	to	$159	$162	to	$165	$617	to	$622
Rental and management segment operating profit	104	to	106	108	to	112	409	to	415
(Includes interest income, TV Azteca, net)

Services revenue	22	to	30	22	to	30	89	to	105
Services segment operating profit	2	to	4	2	to	4	6	to	10

Total revenue	179	to	189	184	to	195	706	to	727
Total segment operating profit	106	to	110	110	to	116	415	to	425

Corporate and development expense	7	to	6	7	to	6	28	to	26

Adjusted EBITDA	99	to	104	103	to	110	387	to	399

Depreciation and amortization	81	to	79	81	to	79	323	to	319

Interest expense	72	to	69	70	to	67	285	to	279

Loss from continuing operations	(46)		(39)	(43)		(33)	(251)		(234)

Basic and diluted net loss per common share from continuing operations	$(0.22)	to	$(0.19)	$(0.21)	to	$(0.16)	$(1.24)	to	$(1.16)

Interest exp., excluding accretion and deferred financing	51	to	48	50	to	47	209	to	203

Capital expenditures incurred	13	to	17	13	to	17	48	to	56

Acquisition spending for the year 2003 is expected to be approximately $74 million, all of which is for the NII Holdings transaction, and $41 million of which had been spent as of June 30, 2003.

RECONCILIATION OF OUTLOOK TO GAAP MEASURES(1)

The reconciliation of loss from continuing operations to Adjusted EBITDA is as follows:	Q3 2003			Q4 2003			Full Year 2003
	Outlook Ranges			Outlook Ranges			Outlook Ranges
Loss from continuing operations	$(46)	to	$(39)	$(43)	to	$(33)	$(251)	to	$(234)
Interest expense	72	to	69	70	to	67	285	to	279
Depreciation and amortization	81	to	79	81	to	79	323	to	319
Other, including interest income, note conversion expense, loss on investment and other expense, and income tax benefit	(8)	to	(5)	(5)	to	(3)	30	to	35

Adjusted EBITDA	$99	to	$104	$103	to	$110	$387	to	$399

(1) We have not reconciled our adjusted EBITDA outlook to net loss because we do not provide guidance for the reconciling items between loss from continuing operations and net loss (loss from discontinued operations).

9

UNAUDITED RECONCILIATIONS TO GAAP MEASURES

In thousands

Same tower cash flow

The reconciliation of same tower cash flow for the 13,534 towers owned as of the end of the second quarter 2003 and the beginning of the second quarter 2002 is as follows:	Three Months Ended June 30,
	2003	2002
Rental and management revenue	$151,916	$132,017
Revenue from towers not owned as of 4/1/2002, real estate and managed or lease/subleased towers	(10,743)	(5,975)

Same tower revenue on 13,534 towers	$141,173	$126,042

Rental and management expense	(54,205)	(57,062)
Rental and management regional overhead	11,453	14,457
Expenses from towers not owned as of 4/1/2002, real estate and managed or lease/subleased towers	3,235	2,234

Same tower expenses on 13,534 towers	$(39,517)	$(40,371)

Same tower cash flow on 13,534 towers	$101,656	$85,671

Capital expenditures incurred, excluding acquisitions and divestitures
The reconciliation of capital expenditures incurred, excluding acquisitions and divestitures is as follows:
	2003	2002
Payments for purchase of property and equipment and construction activities for the six months ended June 30	$32,691	$131,265
Payments for purchase of property and equipment and construction activities for the three months ended March 31	(18,821)	(83,251)

Payments for purchase of property and equipment and construction activities for the three months ended June 30	13,870	48,014

Change in accrued capital expenditures for the three months ended June 30	(3,100)	(9,092)

Capital expenditures incurred, excluding acquisitions and divestitures for the three months ended June 30	$10,770	$38,922

Adjusted EBITDA, free cash flow, and adjusted EBITDA margin
The reconciliation of net loss to adjusted EBITDA, free cash flow and adjusted EBITDA margin is as follows:	Three Months Ended June 30,
	2003	2002
Net loss	$(107,715)	$(101,168)
Loss from discontinued operations, net	26,755	33,469

Loss from continuing operations	(80,960)	(67,699)

Interest expense	71,201	65,537
Interest income	(1,930)	(774)
Income tax benefit	(17,985)	(27,312)
Depreciation and amortization	80,770	79,804
Impairments and net loss on sale of long-lived assets	8,036	5,017
Note conversion expense	35,832	—
Other expense	1,195	18,299

Adjusted EBITDA	$96,159	$72,872

Interest expense	(71,201)	(65,537)
Capital expenditures incurred, excluding acquisitions and divestitures	(10,770)	(38,922)

Free cash flow	14,188	(31,587)

Accretion of 2.25% discount convertible notes due 2009	1,349	1,693
Accretion of 12.25% senior subordinated discount notes due 2008	12,872	—
Accretion of warrants discount (issued in conjunction with 12.25% notes)	2,245	—
Amortization of deferred financing fees	3,788	2,987

Free cash flow, excluding accretion and amortization of deferred financing	$34,442	$(26,907)

Adjusted EBITDA	$96,159	$72,872
Divided by total operating revenues	178,222	165,837

Adjusted EBITDA margin	54.0%	43.9%

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